Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	PR Contact:
Kirsten Chapman /Dahlia Bailey	Kim K. Haneke
Lippert / Heilshorn & Associates	Axesstel, Inc.
(415) 433-3777	(858) 875-7291
dbailey@lhai.com	khaneke@axesstel.com

Axesstel Appoints Mike Kwon Chief Executive Officer and Director

-Tseu Resigns and Founder Mike Kwon Resumes Top Office-

-Company Addressing Working Capital Issues-

SAN DIEGO, CA – November 21, 2007 – Axesstel, Inc. (AMEX:AFT), announced it has reappointed Mike H. P. Kwon as its chief executive officer and director. Kwon previously served as the company’s chief executive officer from its founding until May 16, 2006. He has continued to serve the company in corporate development and strategic customer initiatives since 2006. Kwon succeeds Marv Tseu, who resigned as chief executive officer and a director.

“After talking with the board, I felt the passion and excitement that I had when we founded this company in 2000,” said Kwon. “I look forward to the challenge of taking the company to the next level. Axesstel has always been a leader in the fixed wireless phone business, and we intend to continue that leadership into broadband voice and data products. We are talking to a number of carriers in developing markets that plan to roll out broadband networks. While we have to address our short-term working capital issues, we are optimistic about the opportunities we see in 2008, particularly for our higher margin data products.”

“The board wants to thank Marv Tseu for his strategic direction and leadership over the past year,” said Bryan Min, chairman of Axesstel. “We will continue to build our business in key areas that he has identified. We appreciate Mike Kwon returning to the helm of the company he founded in 2000 and took to $96 million in revenue. We are looking to Mike to leverage the strength of his

Axesstel Appoints Marv Tseu Chief Executive Officer and Director	pg. 2

management team which includes Pat Gray and Clark Hickock, who continue as Chief Financial Officer and Chief Operating Officer, respectively, and to take advantage of his deep relationships with key vendors and strategic customers and his entrepreneurial talent, to drive the company’s success in 2008.”

The company also announced it is working with Wistron Neweb Corporation or WNC, its principal contract manufacturer, regarding commencement of shipments for the fourth quarter and inventory procurement for orders for the first part of the first quarter of 2008. The company had previously announced a working capital shortfall associated with a shift in its business to open credit terms combined with receipt from accounts in Latin America had resulted in shipment delays by WNC its principal manufacturer at the end of the third quarter, and continuing into the fourth quarter.

“We are very pleased Mike is assuming the leadership position at Axesstel,” said Haydn Hsieh, president of WNC. “We have worked with Mike and the company since its inception. We have a great deal of confidence in Mike and look forward to continuing our close working relationship.”

Mike H. P. Kwon founded Axesstel California in July 2000, and served as the company’s Chief Executive Officer and Chairman of the Board from August 2002 until May 2006. During his tenure, the company grew from a start up with no revenues to an American Stock Exchange listed company with revenues of $64 million in 2004 and $95 million in 2005. He was responsible for initiating some of the company’s largest customer relationships including Tata in India and Telefonica in Latin America. More recently, he was involved in the contract with PT Smart Telecom in Indonesia which is expected to generate $68 million in revenue over a two year period. From 1998 to 2000, he was the Vice President of Sales at Neopoint, Inc., a developer and manufacturer of wireless application protocol-enabled handsets. Kwon holds a B.A. in Business Administration from Rutgers University.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice

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Axesstel Appoints Marv Tseu Chief Executive Officer and Director	pg. 3

calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; the risks of primary dependence on a limited number of significant customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s primary reliance on its sole contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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